EXHIBIT 10.9


         DESCRIPTION OF NOVEON, INC. 2001 MANAGEMENT INCENTIVE PLAN

The 2001 Management Incentive Plan is broadly intended to motivate and retain qualified individuals who have the opportunity to influence our financial results significantly and enhance our value. The philosophy for this incentive compensation plan is to provide awards when financial objectives are achieved and provide reduced or no awards when the objectives are not achieved.

An individual's annual cash bonus target under the 2001 Management Incentive Plan is expressed as a percentage of his or her base salary for senior executives (salary midpoint for other participants), with the percentages of base salary (or salary midpoint) increasing with the level of the job. A total target incentive pool is created for the corporate staff and for each major business segment. Incentive payments begin at 25 percent of the target amount when the threshold financial objective of the corporate staff and business segments is achieved. There is no upward cap on these incentive payments.

Corporate staff financial goals are based on total company EBITDA performance, working capital measures and other company business objectives. Business segment manager financial goals are based on both total company and business segment EBITDA performance, total company working capital measures and other company business objectives.

Employees are eligible for participation in the 2001 Management Incentive Plan based on their job level and as selected by senior management. The 2001 Management Incentive Plan was administered by our officers with oversight from the Compensation Committee. Bonuses under the 2001
Management Incentive Plan were paid in February and March 2002.